Exhibit 5.1

Matthew Browne

T: +1 858 550 6034

sclayton@cooley.com

July 15, 2022

TRACON Pharmaceuticals, Inc.

4350 La Jolla Village Drive, Suite 800

San Diego, California 92122

Ladies and Gentlemen:

We have acted as counsel to TRACON Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of shares of its common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $8,207,228 (the “Shares”) pursuant to the Registration Statement on Form S‑3 (File No. 333-263590) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included in the Registration Statement (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the Shares, dated July 15, 2022, filed with the SEC pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with that certain Capital on DemandTM Sales Agreement, dated December 9, 2020, as amended March 15, 2022 (the “Sales Agreement”), between the Company and JonesTrading Institutional Services LLC.

In connection with this opinion, we have examined the Registration Statement and the Prospectus, the Sales Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals, or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed (i) that each specific sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 5,471,485 Shares will be sold under the

Cooley llp   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

TRACON Pharmaceuticals, Inc. July 15, 2022 Page 2

Sales Agreement pursuant to the Prospectus and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Common Stock. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock then outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Sales Agreement.

Our opinion herein is expressed solely with respect to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when issued and paid for in accordance with the Sales Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

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Cooley llp   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

TRACON Pharmaceuticals, Inc. July 15, 2022 Page 3

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof and incorporated by reference into the Registration Statement.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely,

Cooley LLP

By:  /s/ Matthew Browne

       Matthew Browne

Cooley llp   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com